UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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MITEK SYSTEMS, INC.
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MITEK SYSTEMS, INC.
600 B STREET, SUITE 100
SAN DIEGO, CALIFORNIA 92101

Dear Stockholder,

At our upcoming 2019 annual meeting, we will be asking for your support on important proposals that will help protect and create stockholder value. In addition to the election of directors, ratification of our auditor and the advisory vote on executive compensation, your Board is asking you to (1) approve an amendment to and restatement of the Company’s 2012 Incentive Plan to, among other things, increase the number of shares of our Common Stock available for future grants under the plan by 1,500,000 shares and (2) ratify the Company’s Section 382 tax benefits preservation plan.

Your Board has determined that approval of these proposals is in the best interests of stockholders and we are asking for your support at the upcoming 2019 annual meeting for the reasons stated below.

Approval of an amendment to our 2012 Incentive Plan to, among other things, increase the number of shares of our Common Stock available for future grants by 1,500,000 shares

In connection with our equity incentive compensation plan, the Board is asking you to approve an increase in the number of shares of Common Stock available under the Company’s 2012 Incentive Plan for future equity grants by 1,500,000 shares. The Company’s broad based equity-award strategy has played an integral role in our human capital management, allowing the Company to attract and retain key employees throughout all departments within our organization and contributed significantly to the Company’s historical performance and recent stock price appreciation.

Based on our current rate of award grants, as well as our anticipated hiring of new employees, the Board believes that the existing share reserve will be exhausted within the next year. Without the ability to provide equity compensation, we may be unable to attract and retain key employees or directors. The Company’s request to increase the shares available under the 2012 Incentive Plan by 1,500,000 shares is based on the fact that it believes such increase in shares will be sufficient to satisfy grant requirements to existing key employees and certain newly hired employees, directors and consultants through the 2021 annual meeting. We typically project to grant approximately 1,000,000 shares overall to all key employees of the Company in any given year. With only 717,000 shares currently available for grant, we may not be able to satisfy projected grants in 2019, much less additional grants to take us through the 2021 annual meeting.

There are currently 2,017,817 shares related to our Long Term Incentive Plan (“LTIP”) that, when added to the other awards included in our equity incentive compensation plan, results in a current fully diluted share allocation of 22.3%.  These LTIP shares are only payable for exceptional performance, and thus are only partially earned if the stock price reaches $16 by the end of fiscal year 2019 and only fully earned if the stock price reaches $20 per share by the end of fiscal year 2019 and Mitek outperforms the Russell 2000 index during the same period.  When the LTIP shares are excluded, the fully diluted share allocation of our equity incentive compensation plan is 19.0%.

In total, the request for 1,500,000 additional shares results in an increase of dilution of only 3.9%, which when netted against the 5.2% reduction in dilution that is expected to result at the end of fiscal year 2019 from the conclusion of the Company’s LTIP, results in a net decrease in total dilution by 1.3% overall.

We strongly believe our equity strategy, including our annual grant rate and overall dilution, are well within industry norms, have been a critical factor in attracting and retaining key employees and directors and have been a critical factor in the stock price appreciation we have recently experienced.

For all of these reasons, we encourage you to vote “FOR” the Proposal No. 2 at the 2019 annual meeting.

Ratification of the Company’s Section 382 tax benefits preservation plan

On October 23, 2018, after observing significant volatility and unusual trading in our stock, the Board adopted a Section 382 tax benefits preservation plan (the “Plan”) to protect the Company’s net operating loss carryforwards (“NOLs”) from potential impairment. At the time the Board adopted the Plan, the Company had U.S. federal NOLs of approximately $27.6 million and California State NOLs of approximately $30.12 million. The Plan is intended to discourage acquisitions of stock that could result in an “ownership change” for federal income tax purposes and has no significant up-front financial, accounting or tax consequences to the Company or the stockholders.

In connection with the adoption of the Plan, the Board committed to submitting the Plan for stockholder ratification at the upcoming annual meeting to ensure that stockholders have the opportunity to weigh in on the continuation of the Plan.

The Board is asking you to ratify the Plan for the following reasons:

•	The Plan continues to protect meaningful value represented by the Company’s NOLs;

•
The Plan does not restrict a later sale of the Company on terms that the Board determines are in the best interest of the stockholders - to the contrary, since the adoption of the Plan, the Company has announced that it has received expressions of interest from multiple parties and is evaluating the relative benefits of various strategic alternatives (including a sale, merger or other transaction), including by means of engaging with a number of interested parties, all with a view to maximizing value for stockholders;

•
The Plan can be amended at any time to exempt any acquiring stockholder or a potential acquirer, if the Board determines such exemption is in the best interests of the Company’s stockholders and can also be terminated at any time by the Board; and

•	The Plan is set to expire within three years, if not earlier terminated by the Board.

To address potential stockholder concerns regarding some of the specific provisions of the Plan, the Board has approved amendments to the Plan to (1) more clearly follow the actual and constructive ownership rules under Section 382 and similar provisions of the Tax Cuts and Jobs Act of 2017 and (2) provide for a formal process whereby a stockholder may seek to be treated as a Grandfathered Stockholder (as such term is defined under the Plan) under the Plan. The Board believes these amendments further align the Plan with best practices while preserving the protections afforded by the Plan to the Company’s NOLs. The amendments to the Plan have been approved by the Board and will be filed promptly with the Securities and Exchange Commission.

For all of these reasons, we encourage you to vote “FOR” the Proposal No. 3 at the 2019 annual meeting.

The Mitek Board and management team look forward to continuing to protect and maximize value for our stockholders. We appreciate the dialogue we have had with our stockholders and welcome your continued input.

Sincerely,

Max Carnecchia Chief Executive Officer Mitek Systems, Inc.	Bruce Hansen Chairman of the Board Mitek Systems, Inc.